Ex 3.1

STRATEGIC REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Strategic Realty Trust, Inc., a Maryland real estate investment trust (the “Company”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: By resolution duly adopted at a meeting duly held and convened on January 22, 2014, at which a quorum of the Board of Directors was present and acting throughout, the Board of Directors elected for the Company not to be subject at this time to the provisions of Sections 3-804(a), 3-804(b) and 3-805 of the Maryland General Corporation Law (“MGCL”).

SECOND: The undersigned Chief Executive Officer of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer of the Company acknowledges that, to the best of that Chief Executive Officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by one of its Independent Directors, as authorized by the Board of Directors, on this 23rd day of January, 2014.

STRATEGIC REALTY TRUST, INC

By:	/s/ Andrew Batinovich
Andrew Batinovich
Chief Executive Officer and Director

ATTEST:

By:	/s/ Jeffrey Rogers
Jeffrey Rogers
Independent Director
Authorized Agent